Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 15, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q2 Sales

PHILADELPHIA, PA August 15, 2011 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, BHLDN, Terrain and Urban Outfitters brands today announced net income of $57 million and $95 million for the three and six months ended July 31, 2011, respectively. Earnings per diluted share were $0.35 for the quarter and $0.59 for the six months ended July 31, 2011.

Total Company net sales rose by 10% over the same quarter last year to $609 million. Comparable retail segment net sales, which include our direct-to-consumer channels, improved 1% for the quarter while comparable store net sales decreased 2% for the quarter. Comparable retail segment net sales at Free People and Urban Outfitters increased 18%, and 1%, respectively while comparable retail segment net sales at Anthropologie were flat for the quarter. Direct-to-consumer comparable net sales increased 15% and wholesale segment net sales rose 7% for the quarter.

“We remain confident in our strategies and believe we made great executional progress during the quarter” said Chief Executive Officer, Glen T. Senk. “We anticipate gradual improvements in our comparable sales over the balance of the fiscal year and into Spring 2012,” Mr. Senk finished.

Net sales by brand and channel for the three and six month periods were as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010
Net sales by brand
Urban Outfitters	$272,173	$243,232	$507,501	$453,737
Anthropologie	272,639	256,353	501,187	481,032
Free People	58,707	46,876	110,458	87,444
Other	5,662	5,698	14,054	9,907

Total Company	$609,181	$552,159	$1,133,200	$1,032,120

Net sales by channel
Retail Stores	$464,672	$425,655	$855,836	$794,196
Direct-to-consumer	112,610	96,571	214,908	182,838

Retail Segment	577,282	522,226	1,070,744	977,034

Wholesale Segment	31,899	29,933	62,456	55,086

Total Company	$609,181	$552,159	$1,133,200	$1,032,120

For the three months ended July 31, 2011, gross profit margin percentage declined by 459 basis points versus the prior year’s comparable period. This decline was primarily due to increased merchandise markdowns to clear slow moving women’s apparel inventory at both Anthropologie and Urban Outfitters, as well as occupancy deleverage caused by negative comparable store sales. For the six months ended July 31, 2011, gross profit margin percentage declined by 474 basis points versus the prior year’s comparable period. This decline was primarily due to increased merchandise markdowns noted above.

As of July 31, 2011, total comparable retail segment inventories (which includes our direct-to-consumer channel) increased by 12% at cost while total comparable store inventory increased by 9% at cost. Total inventories grew by $60 million or 25%, on a year-over-year basis. Approximately half of the dollar increase was due to non comparable receipts versus the prior year, specifically; early receipts in the final week of July and higher in-transit, fabric and BHLDN inventories. The balance of the increase is driven by the acquisition of inventory to stock new retail stores and to support Direct-to-Consumer growth.

For the three months ended July 31, 2011, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 32 basis points versus the prior year comparable period due primarily to ecommerce and related catalog investments. Investments in both technology and in our distribution and fulfillment facilities in Europe also contributed to the increase. For the six months ended July 31, 2011, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 62 basis points versus the prior year comparable period primarily due to ecommerce and related catalog investments.

On November 16, 2010, our Board of Directors approved a share repurchase program that authorized the repurchase of 10.0 million common shares subject to prevailing market conditions. During the three months ended July 31, 2011, the Company repurchased and retired 2.3 million common shares for approximately $67 million. During the six months ended July 31, 2011, the Company repurchased and retired 7.2 million common shares for approximately $216 million. As of July 31, 2011, 3.3 million common shares were available for repurchase under the stock repurchase program.

During the six months ended July 31, 2011, the Company opened a total of 20 new stores including: 9 Free People stores, 7 Anthropologie stores and 4 Urban Outfitters stores.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 180 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 160 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 51 Free People stores, catalogs and website, 1 Terrain garden center and website and a BHLDN website as of July 31, 2011.

Management’s second quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss second quarter results and will be web cast at 5:00 pm. EDT at: http://investor.urbn.com/phoenix.zhtml?c=115825&p=irol-irhome

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010

Net sales	$609,181	$552,159	$1,133,200	$1,032,120
Cost of sales, including certain buying, distribution and occupancy costs	378,091	317,378	708,745	596,553

Gross profit	231,090	234,781	424,455	435,567
Selling, general and administrative expenses	143,095	127,912	277,624	246,487

Income from operations	87,995	106,869	146,831	189,080
Other income, net	935	616	2,300	1,039

Income before income taxes	88,930	107,485	149,131	190,119
Income tax expense	32,237	35,828	53,814	65,505

Net income	$56,693	$71,657	$95,317	$124,614

Net income per common share:
Basic	$0.36	$0.42	$0.59	$0.74
Diluted	$0.35	$0.42	$0.59	$0.72

Weighted average common shares and common share equivalents outstanding:
Basic	158,581,618	168,908,598	160,436,550	168,880,803
Diluted	160,743,743	172,325,996	162,960,745	172,572,985

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	62.1%	57.5%	62.5%	57.8%

Gross profit	37.9%	42.5%	37.5%	42.2%
Selling, general and administrative expenses	23.5%	23.1%	24.5%	23.9%

Income from operations	14.4%	19.4%	13.0%	18.3%
Other income, net	0.2%	0.1%	0.2%	0.1%

Income before income taxes	14.6%	19.5%	13.2%	18.4%
Income tax expense	5.3%	6.5%	4.8%	6.3%

Net income	9.3%	13.0%	8.4%	12.1%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	July 31, 2011	January 31, 2011	July 31, 2010
Assets
Current assets:
Cash and cash equivalents	$226,381	$340,257	$244,954
Marketable securities	59,347	116,420	346,107
Accounts receivable, net of allowance for doubtful accounts of $994, $1,015 and $1,360, respectively	52,560	36,502	42,474
Inventories	303,159	229,561	243,203
Prepaid expenses, deferred taxes and other current assets	57,121	81,237	85,875

Total current assets	698,568	803,977	962,613

Property and equipment, net	626,188	586,346	559,945
Marketable securities	322,902	351,988	157,607
Deferred income taxes and other assets	57,766	52,010	46,902

Total Assets	$1,705,424	$1,794,321	$1,727,067

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$110,759	$82,904	$92,151
Accrued expenses, accrued compensation and other current liabilities	117,756	128,120	106,260

Total current liabilities	228,515	211,024	198,411

Deferred rent and other liabilities	172,589	171,749	155,369

Total Liabilities	401,104	382,773	353,780

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 157,524,395, 164,413,427 and 168,100,495 issued and outstanding respectively	16	17	17
Additional paid-in-capital	—	27,603	138,413
Retained earnings	1,309,964	1,394,190	1,245,846
Accumulated other comprehensive loss	(5,660)	(10,262)	(10,989)

Total Shareholders’ Equity	1,304,320	1,411,548	1,373,287

Total Liabilities and Shareholders’ Equity	$1,705,424	$1,794,321	$1,727,067